Randall L. Churchey Elected to Education Realty Trust’s Board of Directors

MEMPHIS, Tenn., Jan. 12, 2010 (GLOBE NEWSWIRE) — Education Realty Trust, Inc. (NYSE:EDR) today announced that the Company’s Board of Directors elected Randall L. (Randy) Churchey to serve as a director, effective immediately, until the Company’s 2010 Annual Meeting of Stockholders and until his successor is duly qualified and elected.  With the election of Mr. Churchey, the Company’s Board membership is increased from five to six members.

In addition, as an inducement to enter into his employment agreement with the Company, Mr. Churchey was granted an inducement award consisting of 50,000 shares of restricted common stock. The restrictions on the shares subject to the inducement award will vest ratably over five years so long as Mr. Churchey remains employed by the Company. The inducement award was granted outside of the Company’s 2004 Incentive Plan, approved by the Compensation Committee and granted as an inducement material to Mr. Churchey’s employment with the Company in accordance with Section 303A.08 of the New York Stock Exchange Listed Company Manual. Additional information regarding the Inducement Award is included in a Current Report on Form 8-K that the Company filed today with the Securities and Exchange Commission.

About Education Realty Trust

Education Realty Trust (NYSE:EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. Led by a team with over 200 years of shared industry experience, EDR is one of America's largest owners and operators of collegiate student housing. Its portfolio includes 64 communities in 22 states with 37,827 owned and managed beds. For more information, please visit the Company's website at www.educationrealty.com
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CONTACT:	ICR, LLC
Brad Cohen
203-682-8211
bcohen@icrinc.com